Exhibit 23.1                                Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-124628, as amended) of Pinnacle Airlines Corp., and

(2)	Registration Statements (Form S-8 Nos. 333-124625 and 333-113453) pertaining to the 2003 Savings Plan of Pinnacle Airlines Corp.;

of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedule of Pinnacle Airlines Corp., and the effectiveness of internal control over financial reporting of Pinnacle Airlines Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Memphis, Tennessee
March 13, 2008